Exhibit (h)(15)

FORM OF

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Premier Funds, a Massachusetts business trust (the “Trust”), effective as of the [    ] day of [            ], 2011.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Premier Inflation-Protected and Income Fund, MassMutual Premier High Yield Fund and MassMutual Premier Strategic Emerging Markets Fund (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to: (i) waive management fees of the Funds and (ii) cap the fees and expenses of the Funds (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses), through February 29, 2012 at the following amounts. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Funds and the Manager.

MassMutual Premier Inflation-Protected and Income Fund

Waiver
Class Z shares	0.13%
Class S shares	0.13%
Class Y shares	0.13%
Class L Shares	0.13%
Class A Shares	0.13%
Class N Shares	0.13%

MassMutual Premier High Yield Fund

Waiver
Class Z shares	0.10%
Class S shares	0.10%
Class Y shares	0.10%
Class L shares	0.10%
Class A shares	0.10%
Class N shares	0.10%

MassMutual Premier Strategic Emerging Markets Fund

	Waiver	Expense Cap
Class Z shares	0.15%	0.99%
Class S shares	0.15%	1.15%
Class Y shares	0.15%	1.25%
Class L shares	0.15%	1.40%
Class A shares	0.15%	1.65%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the [    ] day of [            ], 2011.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
Eric Wietsma, Senior Vice President

MASSMUTUAL PREMIER FUNDS on behalf of each of the Funds

By:
Nicholas Palmerino, CFO and Treasurer